Exhibit 99.1

News Release

Media Contacts:
Al Butkus	(816) 467-3616
Media Relations	(816) 467-3000
Investor Relations:
Neala Clark	(816) 467-3562

AQUILA REPORTS THIRD QUARTER NET LOSS OF $169.9 MILLION, REFLECTING CONTINUED RESTRUCTURING

Progress Made on Canadian, U.K. Asset Sales, Domestic Rate Increases

Today’s Conference Call and Webcast Set for 9:30 a.m. Eastern Time

        KANSAS CITY, MO, November 6, 2003 – Aquila, Inc. (NYSE: ILA) today reported a third quarter 2003 net loss that reflects actions taken under the company’s ongoing plan to wind down its wholesale energy business and continued progress on asset sales.

        Aquila’s net loss for the quarter was $169.9 million, or $.87 per fully diluted share, including a $25.7 million net loss from discontinued operations. In the 2002 third quarter, the company had a net loss of $331.6 million, or $1.85 per fully diluted share, which included a $140.2 million net loss from discontinued operations.

        The company is continuing to execute its restructuring plan, which to date has generated $1.9 billion from asset sales. In addition, Aquila is proceeding with the new agreement to sell its interest in Midlands Electricity and the pending sale of its Canadian networks. Aquila expects net cash proceeds of at least $640 million from these two transactions.

        “We’re closer to our goal of again being a financially sound owner and operator of utilities in the United States as we benefit from asset sales that allow us to pay down obligations and refocus on our core domestic operations,” said Richard C. Green, Aquila’s chairman and chief executive officer. “Aquila still has significant work ahead to ensure a firm foundation for the company. Our focus in the coming months will be finalizing our pending U.K. and Canadian asset sales and continuing to pursue much-needed rate relief. At the same time, we are committed to further improving our financial condition by selling our investment in independent power plants, and by exiting our remaining tolling agreements.”

        Aquila’s restructuring will continue through the remainder of 2003 and all of 2004, Green said, focusing on the fixed capacity payments for merchant power plants and executing the company’s liability management plan.

        The loss in this year’s third quarter is primarily due to impairment charges related to the decision to sell investments in independent power plants, mark-to-market losses resulting from decreases in natural gas prices, unfavorable foreign currency movements and higher interest costs associated with the company’s non-investment grade credit rating.

        Including discontinued operations, Aquila had impairment charges and net loss on the sale of assets totaling $138.4 million in the third quarter of 2003, and $275.6 million in the third quarter of 2002. The charges in 2003 are primarily due to the impairment of investments in independent power plants and the reduced value of the company’s interest in Midlands Electricity in the United Kingdom, which it has agreed to sell. The impairment charges in last year’s quarter mainly reflect a $236.6 million impairment loss on the sale of Aquila’s gas gathering and pipeline assets, a $12.2 million charge associated with the termination of its Cogentrix acquisition, and a $21.9 million charge related to the exit from its Lodi gas storage investment.

        Lower results from International Networks reflect the October 2002 sale of Aquila’s interests in New Zealand and the sale of investments in Australia in May and July 2003. Additionally, Aquila did not recognize equity earnings from Midlands Electricity in the United Kingdom in the 2003 third quarter.

Restructuring Charges

        Including discontinued operations, Aquila recorded restructuring charges of $.6 million in the third quarter of 2003, compared to $116.2 million in the 2002 third quarter. The 2003 charges reflect retention and severance costs in Wholesale Services. The restructuring charges in the 2002 third quarter were almost entirely in Wholesale Services, covering retention payments, severance costs, and operating leases and leasehold improvements for office space that would no longer be needed.

Impairment Charges

        Aquila recorded $138.4 million in impairment charges and net loss on sale of assets in the third quarter of 2003, compared to impairment charges of $275.6 million in the 2002 third quarter. These amounts include charges in discontinued operations. In this year’s quarter, Capacity Services incurred a charge of $135.4 million for the impairment of the company’s investments in independent power plants, all of which are in the process of being sold with closing expected in early 2004. International Networks recorded a $4.0 million loss reflecting the reduced value of Midlands Electricity based on its pending sale to Powergen.

        Future impairment charges are possible as Aquila continues to revert to being a regulated utility business.

Asset Sales

        Including proceeds from the Australian sale closed in July, Aquila has now generated total proceeds of $1.9 billion from the asset sale program it began in the second quarter of 2002. Proceeds from asset sales will continue to be used to reduce liabilities and fund working capital needs.

Summary of Recent and Pending Sales
Asset	Gross Cash Proceeds (millions)
AlintaGas	$97.0
United Energy and
Multinet Gas	$525.0
Canadian networks	$992.0	(Pending)
Midlands Electricity	$52.0	(Pending)

|X| Australia. In April 2003, Aquila agreed to sell its interests in United Energy Limited, Multinet Gas and AlintaGas Limited to a consortium consisting of AlintaGas, AMP Henderson and their affiliates. In May 2003, the sale of the company’s 22.5 percent interest in AlintaGas Limited was closed and Aquila received approximately $97.0 million in cash proceeds in May and July, before transaction costs and taxes. Aquila recorded a loss of $2.6 million from the AlintaGas sale.

In July 2003, Aquila completed the sale of its 33.8 percent interest in United Energy and 25.5 percent interest in Multinet Gas and received additional cash proceeds of approximately $525.0 million, before transaction costs and taxes. Aquila recorded a gain of $1.0 million from the United Energy and Multinet Gas sale.

The company used $200.0 million of the above proceeds from its Australian asset sales to retire the borrowings under its 364-day secured credit facility arranged in April 2003. Aquila had previously recognized a $127.2 million impairment charge in 2002 connected with its Australian assets.

|X| Canada. In September 2003, the company agreed to sell its Canadian networks for approximately $992 million. The transaction is expected to close in the first half of 2004, subject to approval by regulatory commissions in Alberta and British Columbia as well as the Kansas Corporation Commission, and other customary closing conditions. Aquila expects to record a gain on the sale at the date of close.

|X| United Kingdom. In September 2003, the agreement under which Aquila would have sold its 79.9 percent interest in Aquila Sterling Limited, the owner of Midlands Electricity plc, to a subsidiary of Scottish and Southern Energy plc was terminated. One of the conditions for the sale to take place was successful redemption of the outstanding bonds issued by Avon Energy Partners Holdings, an Aquila Sterling subsidiary, at 86 percent of their par value plus accrued interest. When this could not be accomplished, the parties agreed to terminate the agreement.

In October 2003, Aquila and FirstEnergy Corp. reached a definitive agreement to sell all the outstanding shares of Aquila Sterling Limited to a subsidiary of Powergen UK plc for approximately $60.0 million. Aquila’s share of the proceeds is expected to be approximately $52.0 million, before transaction costs. As a result of this agreement and Aquila’s continuing analysis of fair value surrounding this investment, the company recorded an additional $4.0 million pretax and after-tax impairment charge to write this investment down to its estimated fair value less costs to sell. Aquila previously recognized a $247.5 million impairment charge in 2002 connected with its Midlands investment.

Powergen’s obligation to complete the transaction is conditioned on a commitment of the holders of the outstanding bonds of Avon Energy Partners Holdings to sell their bonds to an affiliate of Powergen for 95.8 percent of their nominal value (less fees) plus accrued interest to the date of completion. The sale is also subject to approval from the European Commission and Kansas Corporation Commission, as well as other customary closing conditions. The sale is expected to close in the first quarter of 2004.

Liquidity and Cash Position

        At September 30, Aquila had $749.7 million of cash and cash equivalents. The company does not have any significant debt maturities until July and October 2004. The combination of cash on hand and expected proceeds from asset sales should be more than adequate to meet Aquila’s contractual obligations through 2004, enabling the company to continue executing its restructuring plan and support ongoing operations. The company will use excess cash to reduce debt and other liabilities as it strengthens its financial position into 2005.

Domestic Networks

        Domestic Networks, which includes the company’s U.S. utility operations and communications business, showed improved 2003 third quarter EBIT of $44.5 million, compared to $32.0 million a year earlier. The 2002 quarter included $5.2 million of losses related to the sale of part of Aquila’s investment in Quanta Services, as well as a negative equity in earnings of $2.8 million related to Aquila’s share of Quanta’s loss in the quarter. The company sold its remaining investment in Quanta during the first quarter of this year.

        EBIT from utility operations was $45.5 million in the 2003 third quarter, down from $50.3 million a year earlier. The business benefited from $6.8 million in EBIT resulting from rate increases in Colorado, Michigan and Iowa. However, gross profit from regulated electric operations declined due to lower off-system sales and the increased cost of natural gas used to fuel generation plants. Gross profit from non-regulated gas sales decreased $7.1 million compared to a year earlier, primarily due to the sale of Domestic Networks’ retail gas operation in September 2002.

        Aquila’s communications business, Everest Connections, narrowed its loss before interest and taxes to $1.0 million, compared to a loss of $8.2 million in the 2002 quarter, primarily due to an increase in customers.

Utility Rate Cases

        Domestic Networks was granted rate increases this year in four of the seven states in which it operates. In Iowa, a settlement was approved in February 2003 for a $4.3 million increase in natural gas rates. In Michigan, a gas rate increase of $9.1 million was approved in March. The increase was partially offset by a separate depreciation case that reduces rates by $700,000 but has little impact on earnings. In Colorado, the company settled an electric rate request with an increase of $16.0 million effective July 1. Minnesota regulators approved a $5.7 million gas rate increase in July. This increase has been collected on an interim basis since November 2001.

        Several additional rate increase requests are pending. In June 2003, the company filed for gas rate increases in its three Nebraska rate areas totaling $9.9 million. Interim rates went into effect in October 2003, with hearings to be held in December on each request and decisions expected by February 2004.

        In July 2003, Aquila filed for rate increases totaling $80.9 million for its electric territories in Missouri. These increases were requested primarily due to increased costs of natural gas used to fuel power plants, necessary capital expenditures since the last rate case, increased pension costs and lower off-system sales. Hearings are expected to be held in February and March 2004. In August 2003, Aquila filed for rate increases totaling $6.4 million for its gas territories in Missouri, primarily to recover the cost of system improvements and higher operating costs. Hearings are expected in March and April 2004.

International Networks

        International Networks reported EBIT of $3.7 million for the third quarter of 2003 compared to $44.0 million in the 2002 quarter. Equity in earnings of investments declined $40.7 million in this year’s quarter compared to the 2002 third quarter, primarily due to the October 2002 sale of the company’s interest in UnitedNetworks Limited in New Zealand, which contributed equity earnings of $12.8 million in the third quarter of 2002, and the recent sale of Australian investments which contributed equity earnings of $13.0 million in the third quarter of 2002 but only $1.9 million in 2003. In addition, the 2002 third quarter included $16.8 million of equity earnings from Aquila’s investment in Midlands Electricity plc, while no equity earnings were recorded in 2003.

        In the third quarter of 2003, International Networks had a $1.0 million pretax gain on the sale of Aquila’s interests in United Energy and Multinet Gas in Australia and impairment charges of $4.0 million related to the recent agreement to sell Midlands Electricity to Powergen.

        In the 2002 third quarter, a net gain of $3.0 million was recorded reflecting United Energy’s sale of its interest in retail energy businesses and its utility back-office business.

        Other income increased by $7.1 million in the 2003 quarter from the 2002 quarter. This increase was primarily due to reclassification of $9.3 million of second quarter 2003 costs related to a currency put option intended to protect Aquila from unfavorable currency movements on the Australian sale proceeds. The amount was reclassified to be included in the $1.0 million gain on the sale of the company’s interests in United Energy and Multinet Gas in this year’s third quarter.

Capacity Services

        Capacity Services reported a loss before interest and taxes of $100.5 million for the third quarter of 2003 compared to $53.4 million in the 2002 quarter. The 2003 loss resulted primarily from the $87.9 million impairment charge related to investments in independent power plants, and lower gross profit from merchant power plants as higher natural gas prices made them uneconomical to operate.

        Equity in earnings of investments decreased $22.2 million mainly due to decreased equity earnings resulting from mark-to-market losses occurring at the operating level of one of Aquila’s equity investments.

        Offsetting the losses above were $14.6 million of mark-to-market gains related to favorable gas hedges and a long-term power supply transaction, compared to $55.2 million of losses generated in the third quarter of 2002 as forward prices moved against Aquila’s open positions.

        Aquila does not expect Capacity Services to be profitable during the foreseeable future because of the industry’s excess generation capacity that became operational in 2002, the continued construction of additional power plants and the decreasing liquidity in the marketplace. The resulting downward pressure on power prices has reduced the value of unsold merchant generation capacity.

Wholesale Services

        Wholesale Services reported a loss before interest and taxes of $55.9 million in the 2003 third quarter compared to a loss of $236.2 million a year earlier that included $109.0 million in restructuring charges. Aquila began its exit from the wholesale energy trading business in last year’s second quarter and did not add to its trading portfolio in 2003.

        The EBIT results for the 2003 third quarter include non-cash losses of approximately $26.9 million related to the discounting of the trading portfolio. Substantially all of these losses relate to long-term gas contracts. During the quarter, average gas prices declined over the life of these contracts by $.35 per million Btu, which caused both the price risk management asset and price risk management liability related to these contracts to decrease in value. The price risk management liabilities are discounted based on Aquila’s credit standing, while on the receivable side these transactions are discounted based on the credit ratings of Aquila’s counterparties (which are on average substantially higher than Aquila’s rating). As a result, non-cash mark-to-market losses were created.

        As of September 30, 2003, Aquila has recorded $84.0 million of net mark-to-market gains related to natural gas prices and the widening of the company’s credit spreads compared to its counterparties. The company expects these gains to be reversed in later periods as contracts settle, its credit rating improves and/or gas prices decline.

Corporate and Other

        Corporate and Other reported a loss before interest and taxes of $11.5 million for the third quarter of 2003, and $12.5 million in the 2002 quarter. The 2002 quarter included $8.0 million in restructuring charges, and the 2003 quarter reflected an $8.6 million decline in Other income (expense) primarily due to foreign currency losses reflecting unfavorable movements in the Australian and New Zealand dollar exchange rates.

        Interest expense increased $8.1 million in the third quarter of 2003 compared to a year earlier. The increase was primarily the result of higher interest costs on the $500.0 million of 14.875% senior notes issued in July 2002, the borrowing of $430.0 million under a three-year secured facility, and debt amortization costs mainly associated with the early retirement of Aquila’s remaining debt balance under its 364-day secured credit facility. These increases were offset in part by the retirement of debt outstanding in Australia, New Zealand and the United Kingdom in late 2002 and early 2003 and the conversion of premium equity participating securities to common equity in November 2002.

        Income tax benefits decreased $51.1 million in 2003 compared to the third quarter of 2002, primarily due to the decrease in Aquila’s loss before income taxes in 2003 from a year earlier, and certain expenses not being tax-deductible.

Discontinued Operations

        Loss from discontinued operations totaled $25.7 million, net of tax, or $.13 per diluted share in the third quarter of 2003, compared to a loss of $140.2 million or $.78 per share in the 2002 quarter.

        In the second quarter of 2003, Aquila began a formal process to sell its Canadian networks and in the third quarter it began the sale process for its investments in independent power plants, including two plants that are consolidated. It therefore reports the results from the Canadian networks and consolidated plants as discontinued operations. Included in the loss from discontinued operations in the third quarter of 2003 is a $47.5 million impairment charge related to the consolidated independent power plants.

        In 2002 and early 2003, Aquila sold its Texas natural gas storage facility, its Texas and Mid-Continent natural gas pipeline systems, including its natural gas and natural gas liquids processing assets and its ownership interest in the Oasis Pipe Line Company, its coal terminal and handling facility and its Merchant loan portfolio. The results of operations of all those assets have been reported as discontinued operations for all periods reported. Included in the loss from discontinued operations in the third quarter of 2002 was a $236.6 million loss on the sale of Aquila’s gas gathering and pipeline assets.

Conference Call, Webcast and Additional Information

        Aquila will host a conference call and webcast today at 9:30 a.m. Eastern Time in which senior executives will review 2003 third quarter results and information on operations and restructuring, including the company’s progress toward completing sales of assets. Participants will be Chairman and Chief Executive Officer Richard C. Green, Chief Operating Officer Keith Stamm and Chief Financial Officer Rick Dobson.

        To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click on Investors to find the webcast link. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, replays will be available for two weeks, beginning approximately two hours after the presentation. Web users can go to the Investors section of the Aquila website, www.aquila.com, and choose Presentations & Webcasts. Replay will also be available by telephone through November 13 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers must enter the access code 557835 when prompted.

        Additional supplemental information, including income statements by business segment, consolidated cash flow statement, consolidated balance sheet and statistical information, is available at www.aquila.com. Choose the “Financial Performance” link in the “Investors” box on Aquila’s home page.

        Based in Kansas City, Mo., Aquila operates electricity and natural gas distribution networks serving customers in seven states and in Canada and the United Kingdom. The company also owns and operates power generation assets. At September 30, 2003, Aquila had total assets of $7.7 billion. More information is available at www.aquila.com.

“EBIT”

        Aquila uses the term “EBIT” (earnings before interest and taxes) as a performance measure for segment financial analysis. Aquila uses EBIT as a performance measure as it captures the income and expenses within the management control of its segment business leaders. Each segment business leader is responsible for operating results down to earnings (loss) before interest and taxes. Corporate management is responsible for all financing decisions. The term “EBIT” is not meant to be considered an alternative to net income or cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, as an indicator of operating performance or as a measure of liquidity or other performance measures used under generally accepted accounting principles. In addition, the term may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements

        This press release contains forward-looking statements that (i) Aquila is continuing to execute its transition plan and is closer to its goal of again being a financially sound owner of utility operations, (ii) the company will continue to work to restructure its fixed capacity payments and execute its liability management plan, (iii) Aquila expects to complete the sale of its Canadian operations in the first half of 2004, (iv) Aquila expects to complete the sale of its United Kingdom operations in the first quarter of 2004, and (v) Aquila is committed to selling its investments in independent power plants. These forward-looking statements involve risks and uncertainties. Some of the important factors that could cause actual results to differ materially from those anticipated include: (i) regulatory commissions may refuse to approve some or all of the utility rate increases Aquila has requested or to permit the company to engage in desirable restructuring activities, (ii) proceeds from asset sales may not be sufficient to reduce the company’s debt to levels that permit Aquila to generate sufficient cash flows to service its remaining obligations, (iii) counterparties may be unwilling to restructure Aquila’s obligations to them, and (iv) the company may not be able to obtain approvals or satisfy closing conditions necessary to complete planned asset sales.

AQUILA, INC.

Consolidated Statements of Income

	3 Mos. Ended Sept. 30,		9 Mos. Ended Sept. 30,
In millions, except per share amounts	2003	2002	2003	2002
Sales	$322.0	$451.3	$1,212.2	$1,719.3
Cost of sales	193.3	404.5	826.1	1,151.8

Gross profit	128.7	46.8	386.1	567.5

Operating expenses:
Operating expenses	122.2	141.5	403.9	482.9
Restructuring charges	.6	116.4	27.7	187.8
Impairment charges and net loss on asset sales	90.9	39.0	191.7	933.6
Depreciation and amortization expense	38.6	39.4	123.8	117.8

Total operating expenses	252.3	336.3	747.1	1,722.1

Other income (expense):
Equity in earnings of investments	(.1)	60.1	61.0	128.4
Minority interest in income of subsidiaries	--	2.4	--	6.6
Other income	4.0	.9	67.3	1.8

Total other income (expense)	3.9	63.4	128.3	136.8

Loss before interest and taxes	(119.7)	(226.1)	(232.7)	(1,017.8)
Total interest expense	75.1	67.0	206.9	164.5

Loss from continuing operations before income taxes
	(194.8)	(293.1)	(439.6)	(1,182.3)
Income tax benefit	(50.6)	(101.7)	(125.7)	(196.4)

Loss from continuing operations	(144.2)	(191.4)	(313.9)	(985.9)
Earnings (loss) from discontinued operations, net of tax
	(25.7)	(140.2)	11.5	(111.3)

Net loss	$(169.9)	$(331.6)	$(302.4)	$(1,097.2)

Weighted average shares outstanding - diluted *	195.1	179.6	194.6	153.1

Loss per share from continuing
operations - diluted	$(.74)	$(1.07)	$(1.61)	$(6.44)
Earnings (loss) per share from
discontinued operations - diluted	(.13)	(.78)	.06	(.73)

Net loss per share - diluted	$(.87)	$(1.85)	$(1.55)	$(7.17)

* Weighted average shares increased in 2003 compared to 2002 primarily as the result of the issuance of 37.5 million shares in July 2002 and the conversion of premium equity participating securities to 11.7 million common shares in November 2002.

AQUILA, INC.

Earnings (Loss) Before Interest and Taxes (EBIT)

	3 Months Ended Sept. 30,		Favorable
In millions	2003	2002	(Unfavorable)
Global Networks:

Domestic Networks:
Utilities	$45.5	$50.3	$(4.8)
Quanta Services	--	(10.1)	10.1
Communications	(1.0)	(8.2)	7.2

Total Domestic Networks	44.5	32.0	12.5
International Networks	3.7	44.0	(40.3)

Total Global Networks	48.2	76.0	(27.8)
Merchant Services:
Capacity Services	(100.5)	(53.4)	(47.1)
Wholesale Services	(55.9)	(236.2)	180.3

Total Merchant Services	(156.4)	(289.6)	133.2
Corporate and Other	(11.5)	(12.5)	1.0

Total EBIT	$(119.7)	$(226.1)	$106.4

AQUILA, INC.

Earnings (Loss) Before Interest and Taxes (EBIT)

	9 Months Ended Sept. 30,		Favorable
In millions	2003	2002	(Unfavorable)
Global Networks:

Domestic Networks:
Utilities	$131.4	$104.5	$26.9
Quanta Services	.3	(700.5)	700.8
Communications	(6.6)	(44.2)	37.6

Total Domestic Networks	125.1	(640.2)	765.3
International Networks	17.0	81.5	(64.5)

Total Global Networks	142.1	(558.7)	700.8
Merchant Services:
Capacity Services	(294.0)	(27.3)	(266.7)
Wholesale Services	(97.0)	(405.8)	308.8

Total Merchant Services	(391.0)	(433.1)	42.1
Corporate and Other	16.2	(26.0)	42.2

Total EBIT	$(232.7)	$(1,017.8)	$785.1

AQUILA, INC.

Consolidated Balance Sheets

In millions	September 30, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$632.0	$386.1
Restricted cash	263.7	480.9
Accounts receivable, net	580.6	1,614.6
Price risk management assets	278.9	519.3
Other current assets	744.9	837.3
Current assets of discontinued operations	273.5	236.0

Total current assets	2,773.6	4,074.2

Property, plant and equipment, net	2,683.3	2,656.3
Investments in unconsolidated subsidiaries	315.1	914.9
Price risk management assets	509.4	393.5
Other assets	386.8	371.1
Non-current assets of discontinued operations	998.1	849.2

Total Assets	$7,666.3	$9,259.2

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$415.6	$355.9
Short-term debt	--	287.8
Accounts payable	516.1	1,572.6
Price risk management liabilities	261.0	469.5
Other current liabilities	689.1	645.1
Current liabilities of discontinued operations	385.4	266.0

Total current liabilities	2,267.2	3,596.9

Long-term debt, net	2,291.8	2,270.6
Deferred income taxes and credits	355.1	423.0
Price risk management liabilities	392.4	282.8
Long-term gas contracts, net	609.6	671.2
Other liabilities	194.3	221.1
Non-current liabilities of discontinued operations	178.3	185.7
Common shareholders' equity	1,377.6	1,607.9

Total Liabilities and Shareholders' Equity	$7,666.3	$9,259.2

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